EXHIBIT 99.1


PRESS RELEASE                                        3515 SE Lionel Terrace
                                                     Stuart, Fl.34997
                                                     Tel:  561-287-4846
                                                     Fax:  561-781-4778
                                                     WWW.ULTRASTRIP.COM

For Release: October 12, 2001
Contact:  Mickey Donn, Managing Director
            Mobile 561-486-5850 or email, mdonn@ultrastrip.com

ULTRASTRIP   SELECTS  DISTRIBUTOR  IN TEXAS  AND LOUISIANA  FOR PATENTED ROBOTIC
SYSTEM

Stuart, Florida, October 12 /PRNewswire/-- UltraStrip Systems, Inc. ("UltraStrip") announced that it has entered into an exclusive distribution agreement with Robotic Environmental Services, LLC ("RES") of Baton Rouge, Louisiana for the sale of UltraStrip's patented robotic hydroblasting systems in Louisiana and Texas. "We are pleased to announce the signing of the exclusive distribution agreement that includes the sale of an UltraStrip patented robotic system to Robotic Environmental Services," said Robert O. Baratta, President and Co-Chief Executive Officer of UltraStrip Systems. "This agreement represents UltraStrip's entry into a new market and we are very excited to assist Robotic Environmental Services in its penetration of the above-ground storage tank coatings removal industry as well as the oil production facility and barge markets for coatings removal. We look forward to a long and prosperous relationship with Robotic Environmental Services as our exclusive distributor in Louisiana and Texas."

The distribution agreement is for a term of five years and establishes minimum purchasing requirements necessary to maintain RES' exclusivity in the two states. The minimum number of robotic systems required to be purchased during the term of the agreement to maintain exclusivity is expected to generate approximately $20 million dollars in sales. RES also received an option from UltraStrip to acquire the exclusive distribution rights in Venezuela. To exercise this option RES must purchase four additional robotic systems by June 30, 2002.

UltraStrip develops and manufactures robotic solutions to environmental problems in the surface preparation and coatings removal industry. UltraStrip's patented M2000 robotic hydroblasting systems are designed to provide an environmentally safe coatings removal process in heavy marine applications and above ground storage tanks. The M2000 robotic systems represent a significant innovation in how ships and other structures may be stripped and cleaned. UltraStrip's patented systems have been used this year on the USS Eisenhower, a U.S. Navy Nimitz-class aircraft carrier, and the USS Cole, the U.S. Navy destroyer attacked in Yemen in October 2000. Information on UltraStrip can be obtained through its website www.ultrastrip.com.

FORWARD LOOKING STATEMENTS. This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risks and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward- looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Securities and Exchange Commission filings.

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